Exhibit (h)(2)(i)(a)

SCHEDULE A

TO THE EXPENSE LIMITATION AGREEMENT

FOR PREMIER MULTI-SERIES VIT

Revised as of January 7, 2019

Portfolio Name	Category*	Share Class		Expense Limit	Expense Limit Expiration Date	Recoupment Period Expiration Date
RCM Dynamic Multi-Asset Plus VIT Portfolio	2	N/A	**	1.20%	4/30/20	12/31/23

*

As set forth in paragraph 4, Category 1 designates Portfolios for which Underlying Fund Expenses, among other types of expenses, are excluded from Attributable Class Expenses and Effective Class Expenses. As set forth in paragraph 5, Category 2 designates Portfolios for which Underlying Fund Expenses, among other types of expenses, are included in Attributable Class Expenses and Effective Class Expenses.

**	The Portfolios currently offer a single share class.

IN WITNESS WHEREOF, the Trust and the Manager have each caused this Schedule A to the Expense Limitation Agreement to be signed on its behalf by its duly authorized representative, on this 7th day of January, 2019.

PREMIER MULTI-SERIES VIT

By:	/s/ Thomas J. Fuccillo
Name:	Thomas J. Fuccillo
Title:	President and Chief Executive Officer

ACCEPTED AND AGREED TO:

ALLIANZ GLOBAL INVESTORS U.S. LLC

By:	/s/ Barbara Claussen
Name:	Barbara Claussen
Title:	Managing Director and Chief Operating Officer

[Signature Page to Schedule A to Expense Limitation Agreement]